As filed with the Securities and Exchange Commission on March 24, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	42-1406317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7700 Forsyth Boulevard

St. Louis, Missouri 63105

(Address of principal executive offices) (Zip code)

Centene Corporation 2012 Stock Incentive Plan, As Amended

Health Net, Inc. Amended and Restated 2006 Long-Term Incentive Plan

(Full title of the plans)

Keith H. Williamson

Executive Vice President, Secretary and General Counsel

Centene Corporation

7700 Forsyth Boulevard

St. Louis, MO 63105

(314) 725-4477

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jeremy D. London

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Centene Corporation Common Stock, par value $0.001 per share (“Common Stock”), issuable upon vesting of assumed restricted stock units and performance share awards granted under the Health Net, Inc. Amended and Restated 2006 Long-Term Incentive Plan	1,354,094	$55.71	$75,436,576.74	$7,596.46
Common Stock, reserved for issuance under the Centene Corporation 2012 Stock Incentive Plan, As Amended	5,770,104	$55.71	$321,452,493.84	$32,370.27
TOTAL	7,124,198		$396,889,070.58	$39,966.73

(1)	Represents shares of Centene Corporation (the “Registrant”) subject to issuance in connection with the Agreement and Plan of Merger among the Registrant, Chopin Merger Sub I, Inc., Chopin Merger Sub II Inc., and Health Net, Inc., dated as of July 2, 2015.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act), this registration statement also covers additional shares that may become issuable under the plans identified in the table by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Determined on the basis of the average of the high and low sale price of Common Stock as reported on the New York Stock Exchange on March 17, 2016 of $55.71, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.

EXPLANATORY NOTE

Centene Corporation (the “Registrant”) is filing this registration statement on Form S-8 to register up to 7,124,198 shares of its Common Stock, par value $0.001 per share, issuable in connection with the Health Net, Inc. Amended and Restated 2006 Long-Term Incentive Plan (the “Health Net Plan”) and the Centene Corporation 2012 Stock Incentive Plan, As Amended (the “Centene Plan”) under the Securities Act of 1933, as amended (the “Securities Act”).

On July 2, 2015, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Health Net, Inc. (“Health Net”), together with Chopin Merger Sub I, Inc. (“Merger Sub I”) and Chopin Merger Sub II, Inc. (“Merger Sub II”), each a direct, wholly owned subsidiary of the Registrant (collectively, the “Merger Subs”). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), Merger Sub I merged with and into Health Net, with Health Net surviving the merger as the surviving corporation and a direct wholly owned subsidiary of the Registrant. Immediately following thereafter, Health Net, as the surviving corporation, merged with and into Merger Sub II, with Merger Sub II as the surviving corporation named “Health Net, Inc.” and a direct wholly owned subsidiary of the Registrant.

Pursuant to and subject to the terms of the Merger Agreement, at the Effective Time, among other things, the Registrant assumed the Health Net Plan, including certain restricted stock units and performance share awards of Health Net outstanding under the Health Net Plan (the “Restricted Stock Units” and “Performance Share Awards,” respectively), which are payable in shares of the Registrant’s Common Stock, subject to the terms and conditions of the underlying award agreements. The aggregate number of the Registrant’s Common Stock subject to the Restricted Stock Units and Performance Share Awards under the Health Net Plan is 1,354,094 shares. In addition, the Registrant has reserved 5,770,104 shares of its Common Stock, which constituted an unused share reserve under the Health Net Plan, that may be issued for future awards granted by the Registrant under the Centene Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the SEC. The following documents, which are on file with the SEC, are incorporated by reference into this registration statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 22, 2016;

(b) The Registrant’s Current Reports on Form 8-K filed with the SEC on January 11, 2016, January 25, 2016, January 26, 2016 (two reports), January 28, 2016, February 10, 2016, February 11, 2016, March 1, 2016, March 23, 2016 and March 24, 2016; and

(c) The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A (File No. 001-31826) filed with the SEC on October 14, 2003, including any amendments or reports filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities has been passed upon by Keith H. Williamson, our Executive Vice President, General Counsel and Secretary. Mr. Williamson beneficially owns shares of our Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved by reason of the fact that he or she served or is serving in these capacities, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action or suit made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to Article Sixth and Seventh of its Certificate of Incorporation and Article VIII of its Amended and Restated By-Laws (the “By-Laws”), the Registrant will indemnify and hold harmless directors and officers who were or are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by applicable law as it presently exists or is amended. The Registrant has entered into agreements with directors and officers requiring it to indemnify such persons to the fullest extent permitted by the By-Laws. The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, State of Missouri, on this 24th day of March, 2016.

CENTENE CORPORATION

By:	/s/ Michael F. Neidorff
Name:	Michael F. Neidorff
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears immediately below constitutes and appoints Michael F. Neidorff, Keith H. Williamson and Jeffrey A. Schwaneke and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all supplements and amendments (including post-effective amendments) to this registration statement and other documents in connection therewith, and any future registration statement on Form S-8 and any and all supplements and amendments (including post-effective amendments) thereto and other documents in connection therewith, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael F. Neidorff	Chairman, President and Chief Executive Officer	March 24, 2016
Michael F. Neidorff	(Principal Executive Officer)

/s/ Jeffrey A. Schwaneke	Executive Vice President, Chief Financial Officer and Treasurer	March 24, 2016
Jeffrey A. Schwaneke	(Principal Financial Officer and Principal Accounting Officer)

/s/ Orlando Ayala	Director	March 24, 2016
Orlando Ayala

/s/ Robert K. Ditmore	Director	March 24, 2016
Robert K. Ditmore

/s/ Frederick H. Eppinger	Director	March 24, 2016
Frederick H. Eppinger

/s/ Vicki B. Escarra	Director	March 24, 2016
Vicki B. Escarra

/s/ Richard A. Gephardt	Director	March 24, 2016
Richard A. Gephardt

/s/ Pamela A. Joseph	Director	March 24, 2016
Pamela A. Joseph

/s/ John R. Roberts	Director	March 24, 2016
John R. Roberts

/s/ David L. Steward	Director	March 24, 2016
David L. Steward

/s/ Tommy G. Thompson	Director	March 24, 2016
Tommy G. Thompson

INDEX OF EXHIBITS

Exhibit No.	Description

4.1	Centene Corporation 2012 Stock Incentive Plan, As Amended (incorporated by reference from Exhibit 10.1 to Centene Corporation’s Current Report on Form 8-K filed on April 22, 2014)

4.2	Health Net, Inc. Amended and Restated 2006 Long-Term Incentive Plan (incorporated by reference from Exhibit 99.1 to Health Net, Inc.’s Registration Statement on Form S-8 (file no. 333-206415) filed on August 14, 2015)

5.1	Opinion of Counsel

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of KPMG LLP, an independent registered public accounting firm

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Health Net, Inc.

24.1	Power of Attorney (included on the signature pages of this registration statement)